                                                                    EXHIBIT 12.1
                                CRIIMI MAE INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                          FOR THE THREE MONTHS
                             ENDED MARCH 31,               FOR THE YEARS ENDED DECEMBER 31,
                          --------------------- -------------------------------------------------------
                             1998       1997       1997        1996       1995       1994       1993
                          ---------- ---------- ----------- ---------- ---------- ---------- ----------
EARNINGS
Net income..............  13,895,428 19,099,541  54,187,616 35,239,857 18,534,089 26,010,119 15,757,505
Plus:
  Extraordinary item....           0          0           0          0          0          0          0
  Interest expense......  26,339,698 17,665,232  74,958,102 61,215,870 46,208,089 33,760,835 28,688,536
  Amortization of debt
   costs................   1,052,155    656,691   2,961,312  1,862,897  3,644,583  5,483,786  4,209,980
  Loss from investment
   in limited
   partnership..........           0          0           0          0          0          0          0
  Adjustment to hedges
   for valuations/
   sales................           0          0      28,250    178,750  2,393,106          0          0
                          ---------- ---------- ----------- ---------- ---------- ---------- ----------
Total earnings..........  41,287,281 37,421,464 132,135,280 98,497,374 70,779,867 65,254,740 48,656,021
                          ---------- ---------- ----------- ---------- ---------- ---------- ----------
FIXED CHARGES
Interest expense........  26,339,698 17,665,232  74,958,102 61,215,870 46,208,089 33,760,835 28,688,536
Amortization of debt
 costs..................   1,052,155    656,691   2,961,312  1,862,897  3,644,583  5,483,786  4,209,980
Adjustment to hedges for
 valuations/ sales......           0          0      28,250    178,750  2,393,106          0          0
                          ---------- ---------- ----------- ---------- ---------- ---------- ----------
Total fixed charges.....  27,391,853 18,321,923  77,947,664 63,257,517 52,245,778 39,244,621 32,898,516
                          ---------- ---------- ----------- ---------- ---------- ---------- ----------
Ratio of earnings to
 fixed charges..........        1.51       2.04        1.70       1.56       1.35       1.66       1.48
                          ========== ========== =========== ========== ========== ========== ==========
FIXED CHARGES AND
 PREFERRED STOCK
 DIVIDENDS
Total fixed charges.....  27,391,853 18,321,923  77,947,664 63,257,517 52,245,778 39,244,621 32,898,516
Preferred stock
 dividends..............   1,639,497  1,825,387   6,472,540  3,526,451          0          0          0
Total fixed charges and
 preferred stock divi-
 dends..................  29,031,350 20,147,310  84,420,204 66,783,968 52,245,778 39,244,621 32,898,516
Ratio of earnings to
 fixed charges and
 preferred stock
 dividends..............        1.42       1.86        1.57       1.47       1.35       1.66       1.48